                                                                    Exhibit 5.1

                     [LETTERHEAD OF ALLEN ALLEN & HEMSLEY]

March 21, 2001

The News Corporation Limited
1211 Avenue of the Americas

New York, New York 10036

UNITED STATES OF AMERICA

Dear Sirs

The News Corporation Limited
REGISTRATION STATEMENT ON FORM F-4

   We have acted as special Australian counsel to The News Corporation Limited (ACN 007 910 330 (News Corp) in connection with the Registration Statement on Form F-4 (Registration No. 333-51434 ) (the Registration Statement) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to, amongst other things, an offering by News Corp of up to 537,454,462 preferred limited voting ordinary shares in the capital of News Corp.

1. Interpretation

   In this letter, unless the context otherwise requires, the following terms shall have the following meanings.

   ADRs means American Depository Receipts of News Corp representing Preferred Shares and listed on the New York Stock Exchange.

   BHC means BHC Communications, Inc.

   Chris-Craft means Chris-Craft Industries, Inc.

   Merger Agreements mean the agreements titled "Agreement and Plan of Merger" dated 13 August 2000 by and among News Corp and Chris-Craft, BHC and United Television, respectively.

   Preferred Shares means preferred limited voting ordinary shares in News
Corp.

   Relevant Jurisdictions means South Australia and the Commonwealth of
Australia.

   Resolutions means the resolutions of the directors of News Corp at the meeting of directors by which the directors of News Corp approved the Merger Agreements.

   United Television means United Television, Inc.

2. Documents

   In rendering our opinion, we have examined and relied on the following documents (each a "Document").

  (a) A copy of the certificate of incorporation of News Corp.

  (b) A certified copy of the Constitution of News Corp.

  (c) Facsimile copies of the executed the Merger Agreements.

  (d) A facsimile copy of an extract of the minutes of a meeting of the directors of News Corp at which the Resolutions were passed.

3. Assumptions

   For the purposes of this opinion, we have assumed the following:

  (a) The authenticity of all signatures and seals.

  (b) That insofar as any obligations under the Merger Agreements are to be performed in any jurisdiction other than a Relevant Jurisdiction, the performance of such obligations will not be illegal or ineffective by virtue of the law of that jurisdiction.

  (c) That Chris-Craft, BHC and United Television pay or provide (as the case maybe) to News Corp, and News Corp receives, the consideration required under the Merger Agreements.

  (d) That the Merger Agreements are:

    (i) duly authorised, executed and delivered by each of the parties thereto;

    (ii) valid, binding and enforceable in accordance with their terms under the laws of the State of New York and the federal laws of the United States of America by each of the parties thereto;

   (iii) not in breach of the laws of the State of New York or the federal laws of the United States of America.

  (e) The accuracy, completeness and conformity to originals of all copy documents (including facsimile copies) submitted to us, including that all certifications are accurate.

  (f) That the Resolutions will not be varied or revoked after the date of this letter.

  (g) That the execution and performance of the Merger Agreements materially benefit News Corp and are entered into in good faith for the purposes of the business of News Corp.

  (h) The performance of any obligations under the Merger Agreements by News Corp does not involve the provision by News Corp of a financial benefit to a related party within the meaning of Chapter 2E of the Corporations Law.

  (i) That:

     (i) the meeting of the board of directors of News Corp at which the Resolutions were considered was properly convened;

    (ii) all directors who attended and voted were entitled to do so;

   (iii) the Resolutions were properly passed; and

    (iv) the directors have performed their duties properly and all provisions relating to the declaration of directors' interests or the power of interested directors were duly observed.

  (j) That all Documents continue to exist in full force and effect in the form in which they were submitted to us, and, without limiting the foregoing, that none of the Documents have been amended, altered, modified or revoked.

  (k) The underlying validity of the corporate regulatory regime of the Relevant Jurisdictions and the effective and valid incorporation of companies incorporated thereunder.

4. Qualifications

   Our opinion is subject to the following qualifications.

  (a) We express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion.

  (b) We have relied on the assumptions specified in section 129 of the Corporations Law and we note that you may do so unless you know or suspect that this assumption is incorrect.

  (c) The words "non-assessable", when used to describe the liability of a person as the registered holder of shares, has no clear meaning under the laws of the Relevant Jurisdictions. We have taken those words to mean that no calls or other demand for payment can be validly made on the Preferred Shares by News Corp and that the shareholder cannot be made liable for the acts or omissions of News Corp by reason only of being a registered shareholder in News Corp and, for the purposes of this opinion, that is the meaning those words bear.

  (d) We have relied upon a search of public records on file at the offices of the Australian Securities & Investments Commission on 20 March 2001 (and we note that records disclosed by such searches may not be complete or up to date).

5. Opinion

   Based on the subject to the assumptions and subject to the qualifications and other matters set out above, we are of the opinion that:

  (a) News Corp is duly incorporated under the laws of the State of South Australia;

  (b) the issue of the Preferred Shares and ADRs has been duly authorised;
      and

  (c) when issued in accordance with the Merger Agreement and the Resolutions, the Preferred Shares and ADRs will be validly issued, fully paid and non-assessable.

6. Consent

   We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and all references to our firm in the section of the Registration Statement entitled "Enforcement of Civil Liabilities against Foreign Persons", "Enforceability of Judgments" and "Legal Matter".

   This opinion is provided to you for your benefit solely in connection with the Registration Statement. It is not to be relied upon by any other person or for any other purpose nor is it to be quoted or referred to in any public document other than the Registration Statement or filed with any other governmental agency or other person save in connection with the Registration Statement without our consent.

Yours faithfully,

/s/ ALLEN ALLEN & HEMSLEY